                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant / /
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                       CASH AMERICA INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


- --------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1995

To Our Shareholders:

     The Annual Meeting of Shareholders of Cash America International, Inc. (the "Company") will be held at the Fort Worth Club, 12th Floor, Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Wednesday, April 26, 1995 at 10:00 a.m., Fort Worth Time, for the following purposes:

          (1) To elect ten (10) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

          (2) To ratify the appointment of Coopers & Lybrand as the Company's independent auditors for the year 1995.

          (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Common Stock of the Company at the close of business on March 8, 1995 are entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.

     Management sincerely desires your presence at the meeting. However, so that we may be sure that your shares are represented and voted in accordance with your wishes, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                                      HUGH A. SIMPSON
                                                         Secretary

Fort Worth, Texas
March 27, 1995

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102
                         (PRINCIPAL EXECUTIVE OFFICES)

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 26, 1995

                            SOLICITATION OF PROXIES

     The proxy statement and accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Cash America International, Inc., a Texas corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Fort Worth Club located on the 12th Floor of the Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Wednesday, April 26, 1995 at 10:00 a.m., Fort Worth Time and at any recess or adjournment thereof. The solicitation will be by mail, and this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about March 27, 1995.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at its principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

     The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies from shareholders, and will pay such firm a fee for its services of approximately $4,000.00. Further solicitation of proxies may be made by telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company or by its transfer agent who will not be additionally compensated therefor, but will be reimbursed by the Company for out-of-pocket expenses.

     A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 1994 is being mailed with this Proxy Statement to all shareholders entitled to vote, but does not form any part of the information for solicitation of proxies.

                     VOTING SECURITIES OUTSTANDING; QUORUM

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 8, 1995 (the "Record Date"). At the close of business on March 8, 1995, there were 28,577,575 shares of Common Stock, par value $.10 per share, issued and outstanding, each of which is entitled to one vote on all matters properly brought before the meeting. There are no cumulative voting rights. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary for the election of directors and for ratification of the appointment of independent auditors. Shares voted for a proposal and shares represented by returned proxies that do not contain instructions to vote against a proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes for or against the proposal and will not be treated as shares entitled to vote.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the shareholders of the Company will consider and vote on the following matters:

          (1) The election of ten (10) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

          (2) Ratification of the appointment of Coopers & Lybrand as the Company's independent auditors for the year 1995.

          (3) Such other business as may properly come before the Annual Meeting or any adjournments thereof.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors for the ensuing year will consist of ten
(10) members who are to be elected for a term expiring at the next annual meeting of shareholders or until their successors shall be elected and shall have qualified. The following slate of ten nominees has been chosen by the Board of Directors and the Board recommends that each be elected. Unless otherwise indicated in the enclosed form of Proxy, the persons named in such proxy intend to nominate and vote for the election of the following nominees for the office of director. All of such nominees are presently serving as directors.

                                                PRINCIPAL OCCUPATION                   DIRECTOR
         NAME AND AGE                          DURING PAST FIVE YEARS                   SINCE
- ------------------------------  -----------------------------------------------------  --------
Jack Daugherty                  Chairman of the Board and Chief Executive Officer of     1983
  (47)(a)                       the Company since its inception. Mr. Daugherty has
                                owned and operated pawnshops since 1971.

Morton A. Cohn                  Mr. Cohn has owned and served as President of Morton     1985
  (54)                          Cohn Investments (a private investment firm) since
                                1970.

A. R. Dike                      Mr. Dike has owned and served as Chairman of the         1988
  (59)(b)                       Board and Chief Executive Officer of The Dike Co.,
                                Inc. (a private insurance agency) for the past twenty
                                years. He was Chairman and Chief Executive Officer of
                                The Insurance Alliance, Inc. from January 1988 to
                                September 1991 and has been Chairman of Willis
                                Corroon Corporation of Texas since September 1991.

Daniel R. Feehan                President and Chief Operating Officer of the Company     1984
  (44)(a)(e)                    since January 1990.

James H. Greer                  President of Shelton W. Greer Co., Inc. (engineering,    1987
  (68)(a)(d)                    manufacturing, fabrication and installation of
                                building specialty products) for more than five
                                years.

B. D. Hunter                    Mr. Hunter is founder and Chairman of the Board and      1984
  (65)(b)(d)                    Chief Executive Officer of Huntco, Inc. (a holding
                                company with interests in steel fabrication,
                                manufacturing, nursing homes, radio broadcasting and
                                farming).

Clifton H. Morris, Jr.          Chairman of the Board and Chief Executive Officer of     1984
  (59)(a)(c)(d)(e)              AmeriCredit Corp. (a publicly held company engaged in
                                the financing of used cars) since July 1988.

                                                PRINCIPAL OCCUPATION                   DIRECTOR
         NAME AND AGE                          DURING PAST FIVE YEARS                   SINCE
- ------------------------------  -----------------------------------------------------  --------
Carl P. Motheral                Mr. Motheral has served over twenty-five years as        1983
  (68)(a)(c)                    President and Chief Executive Officer and also
                                Director of Motheral Printing Company (a commercial
                                printing company).

Samuel W. Rizzo                 Executive Vice President and Chief Financial Officer     1984
  (59)(a)(c)(e)                 of Service Corporation International ("SCI"), a
                                publicly held company that owns and operates funeral
                                homes and related businesses, since February 1990
                                and, prior to that, Executive Assistant to the
                                Chairman of the Board of SCI since November 1987.

R. L. Waltrip                   Chairman of the Board of Directors and Chief             1984
  (64)(a)(b)(e)                 Executive Officer of SCI since 1962.

- ---------------

(a) Member of Executive Committee.

(b) Member of Executive Compensation Committee.

(c) Member of Audit Committee.

(d) Member of Stock Option Committee.

(e) Member of Finance Committee.

     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or accept election as a director of the Company then the persons named in the enclosed form of proxy intend to vote such shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

     Certain nominees for director of the Company hold directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Hunter is a director of Mark Twain Bancshares, Celebrity, Inc., and Huntco Inc. Messrs. Greer and Morris are directors of AmeriCredit Corp. Messrs. Greer, Hunter, Morris, Rizzo and Waltrip are directors of SCI. Messrs. Daugherty, Feehan and Rizzo are directors of Hallmark Financial Services, Inc., which is engaged in the insurance business. Messrs. Daugherty and Feehan are also directors of KBK Capital Corporation, a company engaged in the factoring business. Messrs. Waltrip, Greer and Rizzo are also directors of Tanknology Environmental, Inc., a company engaged in the environmental services business, primarily testing underground storage tanks. Also, Mr. Daugherty is a director of Dog World Inc., which sells a variety of pet services and supplies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 1994. Standing committees of the Board include the Executive Committee, Audit Committee, Executive Compensation Committee, Stock Option Committee, and Finance Committee. The Company does not have a Nominating Committee.

     The Executive Committee's principal responsibilities include: (a) approval of acquisitions, and (b) general review of the Company's financial condition and results of operations, and (c) exercising other powers of the Board when the Board is not in session. The Executive Committee held eight meetings during fiscal 1994.

     The Audit Committee's principal responsibilities consist of (a) recommending the selection of independent accountants, (b) reviewing the scope of the audit conducted by such auditors, as well as the audit itself, and (c) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures, and policies generally. The Audit Committee held four meetings during fiscal 1994.

     The Stock Option Committee has the general duty to review and approve granting of stock options. The Stock Option committee administers the Company's 1987 Stock Option Plan (with Stock Appreciation Rights) and the 1989 Key Employee Plan. The Stock Option Committee did not meet during fiscal year 1994.

     The Finance Committee has the responsibility of reviewing and making recommendations to the Board concerning (a) the Company's credit facilities and permitted indebtedness, (b) the Company's capital needs and its opportunities in the capital markets, and (c) other aspects of the Company's financial strategies, policies and structure. The Finance Committee did not meet in 1994.

     All directors attended 75% or more of the total number of meetings of the Board and of committees on which they serve.

DIRECTORS' COMPENSATION

     Directors each receive a retainer of $1,500 per quarter. In addition, Board members receive $1,500 per quarterly Board meeting attended, Executive Committee members receive $1,200 for each Executive Committee meeting attended, and all other committee members receive $750 for each committee meeting attended.

     During 1989, the Company adopted the 1989 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), which provided for the grant to the Company's non-employee directors of options to purchase the Company's $.10 par value Common Stock. The Non-Employee Director Plan was approved by the Company's shareholders at the 1990 Annual Meeting. Effective October 25, 1989, options were granted under the Non-Employee Director Plan in the following amounts (after adjustment for stock splits in 1990 and 1992): 225,000 shares to each non-employee director serving on the Executive Committee of the Board of Directors (i.e., Messrs. Waltrip, Rizzo, Cohn, Motheral and Morris), 150,000 shares to each other non-employee director with at least each two years of service on the Board of Directors as of the date of grant (i.e., Messrs. Hunter and Greer), and 120,000 shares to each other non-employee director (i.e., Mr.
Dike). The exercise price for all shares underlying such options was the last reported sale price of the Common Stock on the American Stock Exchange on the day preceding the date of grant ($6.33 after adjustment for stock splits in 1990 and 1992). The options granted are for a term of 10 years from the date of grant. The options may be exercised with respect to 40 per cent of the number of shares subject to the options six months after the date of grant, and an additional 10 per cent of the shares subject to the options shall be exercisable as of the first, second, third, fourth, fifth and sixth anniversaries of the date of grant, except that in the event of the death or termination of service as a director by reason of disability, or in the event of a "change in control" of the Company (as that term is defined in the Non-Employee Director Plan), the options shall be immediately exercisable in full. An option holder may use already-owned Common Stock as full or partial payment for the exercise of options granted under the Non-Employee Director Plan. As a condition to participation in the Non-Employee Director Plan, each director named above in this paragraph entered into a Consultation Agreement with the Company dated as of April 25, 1990. Under these Agreements, the non-employee directors have agreed to serve the Company in an advisory and consultive capacity. They do not receive any additional compensation under these Agreements, however.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company has only one outstanding class of equity securities, its Common Stock, par value $.10 per share.

     The following table sets forth certain information, as of the Record Date, with respect to each person or entity who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock. The information below was derived solely from filings made by such owners with the Securities and Exchange Commission.

                                                                          AMOUNT OF
                          NAME AND ADDRESS OF                             BENEFICIAL    PERCENT
                            BENEFICIAL OWNER                              OWNERSHIP     OF CLASS
- ------------------------------------------------------------------------  ---------     --------
David L. Babson & Co., Inc..............................................  1,954,400(1)    6.88%
  One Memorial Drive
  Cambridge, Massachusetts 02142
Shufro, Rose & Ehrman...................................................  1,484,850(2)    5.23%
  745 Fifth Avenue
  New York, New York 10151

- ---------------

(1) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that David L. Babson & Co., Inc. has the voting power with regard to 937,100 shares and the right to dispose of all 1,954,400 shares.

(2) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Shufro, Rose & Ehrman has the voting power with regard to 146,300 shares and the right to dispose of all 1,484,850 shares.

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of February 27, 1995, by its directors, nominees for election as directors, named executive officers, and all directors and executive officers as a group.

                                                                AMOUNT AND NATURE
                                                                       OF
                                                                   BENEFICIAL         PERCENT
                               NAME                              OWNERSHIP(1)(2)      OF CLASS
    ----------------------------------------------------------  -----------------     --------
    Jack Daugherty............................................        801,875(3)        2.74%
    Morton A. Cohn............................................        381,298(4)        1.32%
    A. R. Dike................................................        114,000(5)         .40%
    Daniel R. Feehan..........................................        386,983(6)        1.34%
    James H. Greer............................................        135,000(7)         .47%
    B. D. Hunter..............................................        150,000(8)         .52%
    Clifton H. Morris, Jr.....................................        204,500(9)         .71%
    Carl P. Motheral..........................................        421,565(10)       1.46%
    Samuel W. Rizzo...........................................        284,210(11)        .99%
    R. L. Waltrip.............................................        230,778(12)        .80%
    Terry R. Kuntz............................................         38,625(13)        .13%
    Gregory W. Trees..........................................         17,715(14)           *
    Dale R. Westerfeld........................................         45,535(15)        .16%
    All Directors and Executive Officers as a group (16
      persons)................................................      3,262,794(16)      10.49%

- ---------------

  *  Indicates ownership of less than .1% of the Company's Common Stock.

 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

 (2) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to this table, the percentages indicated are based on 28,577,575 shares of Common Stock issued and outstanding on February 27, 1995. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently purchasable or purchasable within the next sixty days underlying such options are outstanding.

 (3) This amount includes 736,375 shares subject to options that are exercisable within the next sixty days.

 (4) This amount includes 68,248 shares held in trust for Mr. Cohn's children over which Mr. Cohn has voting power only in the form of an irrevocable voting proxy. Mr. Cohn disclaims any beneficial ownership thereof. Also, this amount includes 202,500 shares subject to options that are exercisable within the next sixty days.

 (5) Includes 108,000 shares subject to options that are exercisable within the next sixty days.

 (6) This amount includes 280,625 shares subject to options that are exercisable within the next sixty days. This amount also includes 2,400 shares owned by Mr. Feehan's wife and 600 shares in the name of Mr. Feehan's children.

 (7) Consists of 135,000 shares subject to options that are exercisable within the next sixty days.

 (8) This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares. Also, this amount includes 135,000 shares subject to options that are exercisable within the next sixty days.

 (9) This amount includes 2,000 shares owned by Mr. Morris' wife. Also, this amount includes 202,500 shares subject to options that are exercisable within the next sixty days.

(10) This amount includes 202,500 shares subject to options that are exercisable over the next sixty days.

(11) This amount includes 18,600 shares owned by trusts of which Mr. Rizzo is trustee and 4,000 shares owned by Mr. Rizzo's wife. This amount also includes 202,500 shares subject to options that are exercisable within the next sixty days.

(12) This amount includes 202,500 shares subject to options that are exercisable within the next sixty days.

(13) Consists of 38,625 shares subject to options that are exercisable within the next 60 days.

(14) This amount includes 15,375 shares subject to options that are exercisable within the next sixty days.

(15) This amount includes 22,375 shares subject to options that are exercisable within the next sixty days. This amount also includes 450 shares owned in the name of Mr. Westerfeld's children.

(16) This amount includes 2,519,375 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's executive officers and directors are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 1994 all filing requirements applicable to executive officers and directors have been complied with, except that Mr. Motheral inadvertently failed to file a Form 4 in a timely manner in connection with the open market purchase of 12,815 shares of the Company's common stock in April 1994 effected by the custodian of his individual retirement account.

                             EXECUTIVE COMPENSATION

     The following sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the fiscal years shown.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION --
                                                                                          AWARDS
                                                                                      --------------
                                                  ANNUAL COMPENSATION                   SECURITIES
                                       ------------------------------------------       UNDERLYING        ALL OTHER
         NAME AND                                                  OTHER ANNUAL          OPTIONS/        COMPENSATION
    PRINCIPAL POSITION        YEAR     SALARY($)     BONUS($)     COMPENSATION($)        SARS (#)           ($)(1)
- --------------------------    ----     ---------     --------     ---------------     --------------     ------------
Jack R. Daugherty,            1994      360,000       36,000                              175,000            42,202
Chairman and CEO              1993      300,000       60,000                               25,500            38,399
                              1992      303,461           --                               20,000             3,399

Daniel R. Feehan,             1994      300,000       28,500           33,200(2)          145,000            29,242
President and Chief           1993      240,000       48,000                               20,500            27,721
Operating Officer             1992      242,769           --                               18,500            27,721

Terry R. Kuntz,               1994      215,000       19,000                               15,000             4,144
Executive Vice                1993      190,000       19,000                               14,500             2,644
President -- Operations(3)    1992      182,700           --                               50,000           151,376

Gregory W. Trees,             1994      137,500       12,500                                7,000             2,576
Vice President --             1993      125,000        9,375                                6,500             1,034
Marketing and                 1992       96,154           --                               27,500            67,238
Merchandising(4)

Dale R. Westerfeld,           1994      120,000       10,000                                6,500             2,473
Vice President --             1993       97,500        9,750                                6,500               644
Chief Financial Officer       1992       98,625        6,750                                7,500               644

- ---------------

(1)  The amounts disclosed in this column include:
     (a) Company contributions of the following amounts under the Company's 401(k) Employees' Savings Plan on behalf of Mr. Daugherty, $260 in 1992 and 1993 and $3,560 in 1994; Mr. Feehan, $260 in 1992 and 1993
          and $2,560 in 1994; Mr. Kuntz, $1,500 in 1994; Mr. Trees, $390 in
          1993 and $1,932 in 1994; and Mr. Westerfeld, $1,829 in 1994.
     (b) Payment by the Company of premiums of $644 per year for term life insurance on behalf of each of the named individuals, except that in 1994 the premiums for Messrs. Feehan, Trees and Westerfeld were $377, $1,066, and $377, respectively.
     (c) Payment of the following amounts for additional term life insurance on behalf of Mr. Daugherty, $2,495 in 1992 and 1993 and $2,998 in 1994; Mr. Feehan, $1,817 in 1992 and 1993 and $1,038 in 1994; and Mr.
          Kuntz, $2,000 in 1993 and 1994.
     (d) Premium payments under split-dollar life insurance policies on Mr. Feehan ($25,000 per year for 1992 through 1994) and on Mr. Daugherty's spouse ($35,000 in 1993 and 1994).
(2) This amount includes a $1,100 per month automobile allowance and a $20,000 annual allowance for professional fees and expenses.
(3) Mr. Kuntz joined the Company on January 15, 1992. The amount in the last column for fiscal 1992 includes $148,732, consisting of a signing bonus and an allowance for moving and temporary living expenses.
(4) Mr. Trees joined the Company on March 30, 1992. The amounts in the last column include $66,809 for fiscal 1992, which consists of a signing bonus and an allowance for moving and temporary living expenses, and $9,721 for additional moving and temporary living expenses in fiscal 1993.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 1994.

                                                                  INDIVIDUAL GRANTS
                                              ---------------------------------------------------------
                                              NUMBER OF
                                              SECURITIES
                                              UNDERLYING     % OF TOTAL
                                              OPTIONS/      OPTIONS/SARS
                                                SARS         GRANTED TO      EXERCISE OR                    GRANT DATE
                                               GRANTED      EMPLOYEES IN     BASE PRICE      EXPIRATION       PRESENT
                    NAME                         (#)        FISCAL YEAR        ($/SH)           DATE        VALUE($)(1)
- --------------------------------------------  ---------     ------------     -----------     ----------     -----------
Jack R. Daugherty,                              87,500(2)       16.7             7.75          6/30/04        341,250
Chairman and CEO                                87,500(3)       16.7             7.75          6/30/99        252,875

Daniel R. Feehan,                               72,450(2)       13.8             7.75          6/30/04        282,555
President and Chief                             72,550(3)       13.8             7.75          6/30/99        209,670
Operating Officer

Terry R. Kuntz,                                 15,000(4)        2.9            7.875          7/26/99         42,750
Executive Vice President -- Operations

Gregory W. Trees,                                7,000(4)        1.3            7.875          7/26/99         19,950
Vice President -- Marketing and
  Merchandising

Dale Westerfeld,                                 6,500(4)        1.2            7.875          7/26/99         18,525
Vice President -- Chief Financial Officer

- ---------------

(1) As permitted by the Securities and Exchange Commission's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations are based upon the following assumptions: (i) dividend yield of .5% per share based on the Company's history of dividend payments; (ii) volatility of 33.07 percent; (iii) exercise of the option at the end of the option term; (iv) a risk-free rate of return of 6.7% for five-year options and 7.3% for ten-year options (based on the then quoted yield of Treasury Strips maturing 5 and 10 years from the grant date, respectively); and (v) a 3% annual discount factor for vesting limitations.

(2) These stock options become exercisable in seven equal annual installments beginning one year after the grant date.

(3) These stock options become exercisable in two equal annual installments beginning one year after the grant date.

(4) These stock options become exercisable in four equal annual installments beginning one year after the grant date.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information concerning option exercises in fiscal 1994 and the value of unexercised options held by each of the named executive officers at the end of the Company's last fiscal year.

                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING
                                                                      UNEXERCISED     VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT       IN-THE-MONEY
                                                                        FY-END          OPTIONS/SARS AT
                                                                        (#)(1)           FY-END ($)(2)
                                         SHARES                     ---------------   --------------------
                                      ACQUIRED ON       VALUE        EXERCISABLE/         EXERCISABLE/
                NAME                  EXERCISE (#)   REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
- ------------------------------------  ------------   ------------   ---------------   --------------------
Jack R.Daugherty,                        25,500         41,438      736,375/285,625      2,528,599/414,404
Chairman and CEO

Daniel R. Feehan,                        22,500         28,125      280,625/175,875        919,674/346,204
President and Chief
Operating Officer

Terry R. Kuntz,                             -0-            N/A        28,625/50,875          24,232/55,196
Executive Vice
President -- Operations

Gregory W. Trees,                           -0-            N/A        15,375/25,625           9,586/27,694
Vice President -- Marketing
and Merchandising

Dale R. Westerfeld,                       9,000         14,625        22,375/17,625          50,742/27,882
Vice President & CFO

- ---------------
(1) These figures reflect the appropriate adjustments for the Company's three-for-two stock split in May 1990 and the two-for-one stock split in April 1992.
(2) Values stated are based upon the closing price of $9.875 per share of the Company's Common Stock on the New York Stock Exchange on December 30, 1994, the last trading day of the fiscal year.

COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee of the Company's Board of Directors consists entirely of outside directors of the Company. The Committee oversees and administers the Company's executive compensation program and administers the Company's 1994 Long-Term Incentive Plan. Its decisions relating to executive compensation are reviewed by the full Board of Directors. The Committee held one meeting during fiscal 1994.

- -- OVERALL EXECUTIVE COMPENSATION POLICIES

     The basic philosophy of the Company's executive compensation program is to link the compensation of its executive officers to their contribution toward the enhancement of shareholder value. Consistent with that philosophy, the program is designed to meet the following policy objectives:

     - Attracting and retaining qualified executives critical to the long-term success of the Company.

     - Tying executive compensation to the Company's general performance and specific attainment of long-term strategic goals.

     - Rewarding executives for contributions to strategic management designed to enhance long-term shareholder value.

     - Providing incentives that align the executive's interest with those of the Company's shareholders.

- -- ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of the following elements designed to meet the policy objectives set out above:

  Base Salary

     The Committee set the annual salary of the Company's Chief Executive Officer and the President and reviewed the annual salaries of the Company's other executive officers for fiscal 1994. In setting appropriate annual salaries, the Committee takes into consideration the minimum salaries set forth in certain executives' employment contracts (described elsewhere in this Proxy Statement), the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company's overall compensation structure, and the relative compensation of executives in similar positions in the marketplace. The Committee relies on information supplied by an outside compensation consulting firm pertaining to competitive compensation. The Committee tends to position base salary and annual incentive targets at the 50th percentile of the competitive market. The Committee believes that very few of the companies in the peer group described below under "Performance Graph" are included in the surveys used for compensation comparisons. Those surveys represent a much broader collection of U.S. companies.

  Annual Incentive Compensation

     Beginning in fiscal 1989, the Board of Directors adopted an annual incentive cash bonus plan for its highest ranking executive officers, who for fiscal 1994 were Messrs. Daugherty and Feehan. Under this plan, such executive officers could receive an annual incentive cash bonus based on the Company's annual pre-tax earnings performance measured against the financial plan approved by the Board of Directors for that year. The incentive bonus ranges from 20 percent to 50 percent of each executive officer's base salary. The 20 percent bonus is payable upon the Company achieving the specified pre-tax earnings goal, and additional sums are payable if and to the extent the Company exceeds the goal, with the full 50 percent payable if the Company exceeds the goal by 5 percent or more.

     The Board of Directors adopted a similar bonus plan for the other executive officers and vice presidents of the Company. For those participants, the incentive bonus ranges from 10 percent to 20 percent of their base salary.

     No bonuses were paid in fiscal 1994 under this plan. However, in 1994 the Committee elected to award a discretionary bonus to the participants in an amount less than the minimum bonus payable under the bonus plan (except that, in Mr. Daugherty's case, the amount equalled the minimum bonus payable under the bonus plan). The Committee considered this award to be appropriate in light of the following accomplishments of the Company in 1993: (1) a 21% increase in total revenues over the prior fiscal year; (2) a 16% year-to-year improvement in earnings before interest and taxes; (3) the acquisition of the 18-store Express Cash International pawnbroking chain in Texas; (4) the successful implementation of expense reduction and cost containment initiatives early in 1993; and (5) the attainment of a $125,000,000 credit facility with a group of five banks and a $30,000,000 private placement of notes with an institutional lender.

  Stock Options

     In furtherance of the objective of providing long-term incentives that relate to improvement in long-term shareholder value, the Company has awarded stock options to its executive officers under its 1987 Stock Option Plan (with Stock Appreciation Rights). As stated elsewhere in this Proxy Statement, this Plan is administered by the Board's Stock Option Committee. The Company did not grant any options to its executive officers under this Plan in 1994.

  Long-Term Incentive Plan

     Upon the recommendation of the Committee, the Board of Directors adopted the 1994 Long-Term Incentive Plan in January 1994, and the shareholders of the Company approved the 1994 Plan at the Annual Meeting in April 1994. The 1994 Plan provides for expanded forms of stock-based long-term incentive compensation awards. This Plan is intended to further the objective of fostering and promoting improvement in long-term financial results and increases in shareholder value. Awards under the 1994 Plan may take the form of restricted stock grants, stock options, stock appreciation rights, performance share awards, or a combination of the above. The Company granted options to its executive officers in 1994 at an exercise price equal to the closing price of the Company's common stock on the New York Exchange on the day preceding the date of grant. The options become exercisable in equal increments annually beginning on the first anniversary of the date of grant. (For an explanation of the different vesting schedules, see the "Options/SAR Grants in Last Fiscal Year" table in this Proxy Statement.) This arrangement rewards effective management that results in long-term increases in the Company's stock price. The number of options granted to the Company's five highest paid executive officers, as reflected elsewhere in this Proxy Statement, is based in part on many of the same considerations underlying the determination of annual base salary. The Committee relies on its outside compensation consultant to supply market data on long-term incentives. The committee uses the Black-Scholes model to determine competitive option awards equal to the 50th percentile of general industry practices.

  Deductibility Cap on Executive Compensation

     Beginning in 1994, a new federal tax law disallows corporate deductibility for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. Although the cash compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers is well below the $1,000,000 level in each case, the Committee determined that the Company should seek to ensure that future stock option and performance award compensation under the 1994 Plan qualifies as "performance-based compensation." Accordingly, the 1994 Plan is intended to meet the requirements of the new law and thereby preserve full deductibility of both stock option and stock-based performance award compensation expense.

- -- CEO'S COMPENSATION FOR FISCAL 1994

     The fiscal 1994 salary of Mr. Jack R. Daugherty, Chief Executive Officer of the Company, was based primarily on his rights under his ten-year employment agreement with the Company dated April 25, 1990, which is described elsewhere in this Proxy Statement. Under that agreement, Mr. Daugherty's minimum base salary is $225,000. The Committee has increased Mr. Daugherty's base salary annually since that time (except in 1993) after taking into consideration the factors described under "Base Salary" above. For fiscal 1994, the Committee set Mr. Daugherty's base salary at $360,000. A portion of the increase in Mr. Daugherty's base salary is attributable to the fact that he did not receive an increase in 1993 from his base salary for 1992. In addition, the Committee approved the payment of a $36,000 bonus to Mr. Daugherty in 1994 for the reasons described above in "Annual Incentive Compensation." The Committee believes that the total cash compensation paid to Mr. Daugherty was appropriate in light of the Company's accomplishments in 1994, including the following: (1) a 21% increase in revenue net of cost of goods sold; (2) a 24% increase in income from operations; and (3) the acquisition of the Svensk Pantbelaning pawnbroking chain, the largest chain of pawnshops in Sweden.

     These 1994 accomplishments also support the Committee's belief that the fiscal 1994 cash compensation of the Company's other executive officers was set at appropriate levels.

                        EXECUTIVE COMPENSATION COMMITTEE

                                          R. L. Waltrip, Chairman
                                          A. R. Dike
                                          B. D. Hunter

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on Page 13 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors serve on the Executive Compensation Committee of the Company's Board of Directors: A. R. Dike, B. D. Hunter, and R.
L. Waltrip.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     As a condition to receiving grants of options under the 1989 Key Employee Stock Option Plan for Cash America International, Inc. discussed below, the recipients of the options entered into employment agreements with the Company during fiscal 1990. The agreements contained initial terms of five years (ten years in the case of Mr. Daugherty), and compensation thereunder is determined annually by the Company's Board of Directors, subject to minimum annual compensation for Messrs. Daugherty and Feehan of $225,000 and $190,000, respectively. Included in each agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreements also provide that if the employee is terminated by the Company other than for cause, the Company will pay to the employee the remainder of his current year's salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years' salary. In the event the employee resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreement), the employee will be entitled to earned and vested bonuses at the date of termination plus the remainder of his current year's salary (undiscounted) plus the present value (employing an interest rate of 8%) of two additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period). Effective January 15, 1992, the Company entered into a similar employment agreement with Terry R. Kuntz, who joined the Company as its Executive Vice President -- Operations. The agreement provides for minimum annual compensation to Mr. Kuntz of $190,000, and the term of the agreement expires contemporaneously with the expiration of the agreement with Mr. Feehan. The Company also entered into a similar employment agreement effective March 30, 1992 with Gregory W. Trees, Vice President -- Marketing and Merchandising. It provides for minimum annual compensation of $125,000. The primary term of the agreement expires on March 31, 1995 and is followed by two one-year renewal terms.

PERFORMANCE GRAPH

     The following Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Common Stock, (2) the Standard & Poor's 500 Index, and (3) the common stock of a peer group of companies whose returns are weighted according to their respective market capitalizations. The values of each investment as of the beginning of each year are based on share price appreciation and the reinvestment of dividends. The peer group consists of the following companies, whose businesses taken as a whole resemble the Company's unique combination of consumer lending and retail activities: Beneficial Corp., Household International, Circuit City Stores, Jewelmaster, Inc., Peoples Jewellers, MacFrugal's Bargains, Luria (L.) & Sons, Inc., Oshman's Sporting Goods, Lowe's Corp., and Tandy Corp.

            COMPARISON OF CUMULATIVE SHAREHOLDER RETURN 1989 -- 1994

                                   [GRAPH]



      MEASUREMENT PERIOD         CASH AMERICA                     PEER GROUP
    (FISCAL YEAR COVERED)        INTERNATIONAL       S&P 500          INDEX
1989                                       100             100             100
1990                                       101              97              74
1991                                       129             126             104
1992                                       146             136             130
1993                                       127             150             184
1994                                       134             152             202

                      Data Source: S&P Compustat Services

TRANSACTIONS WITH MANAGEMENT

     The Board of Directors of the Company adopted an officer stock loan program in 1994. The purpose of the program is (i) to facilitate and encourage the ownership of Company common stock by the officers of the Company and (ii) to establish the terms for stock loan transactions with officers. Participants in the program can utilize loan proceeds to acquire and hold common stock of the Company by means of option exercises or otherwise. The stock to be held as a result of the loan must be pledged to the Company to secure the obligation to repay the loan. The loan proceeds for a particular borrowing may not exceed a certain percentage of the then current value of the stock to be pledged, with that percentage varying depending on whether the stock is acquired through option exercise or otherwise. Under the terms of the loan, interest accrues at the rate of 1% over a designated bank's "prime rate." Interest is payable annually and may be paid with additional loan proceeds, provided that the outstanding aggregate principal balance of the officer's loan would not exceed the then aggregate value of the pledged stock that would secure the loan. The limit on the principal balance that a participant may have outstanding under this program is three times annual base salary for executive officers and twice the amount of annual base salary for other officers. The aggregate principal balance of all outstanding loans under the program may not exceed $5,000,000 at any time. A participant may not obtain additional loan proceeds at any time when his then outstanding principal balance would exceed the aggregate value of his pledged stock. If that outstanding balance exceeds the value of the pledged stock for a period of

24 consecutive months, the borrower must repay the principal balance in 20 equal quarterly installments. As of December 31, 1994, Messrs. Daugherty, Feehan and Westerfeld had stock loans outstanding under this program in the aggregate principal amounts of $450,500, $717,500, and $116,000, respectively.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand served as independent public accountants for the Company for fiscal 1994 and has reported on the Company's financial statements. The Board of Directors of the Company has selected Coopers & Lybrand of Fort Worth, Texas to audit the accounts of the Company for the fiscal year ending December 31, 1995 and recommends to the shareholders to ratify this selection for the ensuing fiscal year ending December 31, 1995. The Company has been advised that Coopers & Lybrand has no relationship with the Company or its subsidiaries other than that arising from the firm's employment as auditors. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of Coopers & Lybrand as independent public accountants.

     A representative of Coopers & Lybrand is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and will be available to respond to appropriate questions at such meeting.

     While shareholder ratification is not required for the selection of Coopers & Lybrand since the Board of Directors has the responsibility for the selection of the Company's independent public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinion thereon, which opinion will be taken into consideration in future deliberations.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 1995 FISCAL YEAR.

                                 OTHER BUSINESS

     Any proposal to be presented by a shareholder at the Company's 1996 Annual Meeting of Shareholders must be presented to the Company at least 120 days prior to the date that the Company mails the notice for such meeting. It is estimated such deadline will be November 20, 1995, with the mailing of such notice to be approximately March 19, 1996.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed reply envelope.

                                             By Order of the Board of Directors

                                                      HUGH A. SIMPSON
                                                         Secretary

March 27, 1995

/X/  Please mark your                                      SHARES IN YOUR NAME
     votes as in this
     example.

                    FOR     WITHHELD                                                                       FOR    AGAINST   ABSTAIN
1. Election of     -----     -----                      2. Ratification of the appointment of Coopers &   -----   ------    ------
   Directors      /    /    /    /                         Lybrand as independent auditors for the year  /    /  /    /   /     /
   (see reverse)                                           1995.

For, except vote withheld from the following            3. In their discretion the proxies are authorized to vote upon such
nominee(s):                                                other matters as may come before the meeting or any adjournment thereof.

- --------------------------------------------

                                                 Change
                                                   of     /   /
                                                 Address


SIGNATURES(S)                                    DATE
             -------------------------------         --------------------------

SIGNATURES(S)                                    DATE
             -------------------------------         --------------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.






                       CASH AMERICA INTERNATIONAL, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR ANNUAL MEETING APRIL 26, 1995


                                   P R O X Y


The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan, and Hugh A. Simpson, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the "Company") to be held in Fort Worth, Texas on April 26, 1995, and at any adjournment thereof, all of the stock of the Company standing in my name as of the record date of March 8, 1995 on all matters coming before said meeting.

Election of Directors, Nominees:                (change of address)
Jack R. Daugherty, Morton A. Cohn,
A.R. Dike, Daniel R. Feehan, James       ---------------------------------
H. Greer, B.D. Hunter, Clifton H.
Morris, Jr., Carl P. Motheral,           ---------------------------------
Samuel W. Rizzo, R.L. Waltrip
                                         ---------------------------------


                                         (If you have written in the above
                                         space, please mark the corresponding
                                         box on the reverse side of this card).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.